UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 2, 2004
Date of Report

(Date of earliest event reported)

DECRANE AIRCRAFT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

000-22371

34-1645569

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2361 Rosecrans Avenue, Suite 180, El Segundo, CA 90245

(Address, including zip code, of principal executive offices)

(310) 725-9123

(Registrant’s telephone number, including area code)

Not Applicable

(Former address and telephone number of principal executive offices, if changed since last report)

Item 9.                                   Regulation FD Disclosure.

The Company has entered into non-binding letters of intent with several holders of its 12% Senior Subordinated Notes due September 30, 2008 (the “existing notes”) who collectively hold approximately $65 million of such notes.  The letters of intent contemplate that the Company will issue new 17% Senior Discount Notes due September 30, 2008 (“new notes”) in exchange for such holders’ existing notes.  The new notes will not bear cash interest and will have an initial accreted value equal to the principal amount of the notes being exchanged.  The new notes will accrete in value at a 17% annual rate until maturity.  The new notes will be senior unsecured obligations of the Company and guaranteed by its subsidiaries.  Except for the changes in interest payment and ranking described above, the new notes will have terms substantially identical to those contained in the Company’s existing notes, although covenants limiting the incurrence of indebtedness, the granting of liens and the making of restricted payments will be more restrictive.

In addition, the Company has entered into non-binding letters of intent with all of the holders of its 16% senior preferred stock to amend the terms of the preferred stock.  DeCrane Holdings, the Company’s parent, has also entered into a similar agreement with the holders of substantially all of its 14% preferred stock as well.  The agreements contemplate that the terms of the preferred stock will be amended to provide that dividends will not be payable on such preferred stock, except that if the Company achieves a leverage ratio (as defined) between 6 to 1 and 5 to 1, then dividends will be accrue at a rate of 4% on the 16% preferred stock (3.5% on the 14% preferred stock) and, if the leverage ratio is lower than 5 to 1, then dividends will accrue at the original rates of 16% and 14%.  In either case, dividends would not be payable until redemption.  The amendment would accelerate the redemption date of the 16% preferred stock from March 31, 2009 to December 31, 2008.  The redemption date for the 14% preferred stock would remain unchanged (September 30, 2009).  The amendments will also add several restrictive covenants and further limit restricted payments.

The exchange and amendments described above are subject to the negotiation and execution of definitive documentation satisfactory to the Company and the holders and various closing conditions, including consent to the transaction by the Company’s senior credit facility lenders and second lien credit facility lenders, and we can provide no assurances that they will occur.

The new notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.  This announcement does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Cautionary Statement on Forward-Looking Information

This current report on Form 8-K contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about plans and objectives of management, potential acquisitions and financings and market growth and opportunity.  These forward-looking statements are neither promises nor guarantees and involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements.  For example, statements about our expectations in connection with industry trends and possible financings are subject to a variety of uncertainties and are subject to change as a result of changes in circumstances that are beyond our control.  You should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and we disavow and disclaim an obligation to do so.  Important cautionary statements and risk factors that would affect actual results are discussed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including those under the caption entitled “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 29, 2004.

The information furnished with this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DECRANE AIRCRAFT HOLDINGS, INC.
(Registrant)

Date: June 2, 2004	By:	/s/ RICHARD J. KAPLAN
		Name:	Richard J. Kaplan
		Title:	Senior Vice President, Chief Financial Officer, Secretary and Treasurer